Exhibit 10.12

LOAN AND SECURITY AGREEMENT (EXIM LOAN FACILITY)

THIS LOAN AND SECURITY AGREEMENT (EXIM LOAN FACILITY) (“EXIM AGREEMENT”) dated as of the Closing Date, between SILICON VALLEY BANK (“Bank”), California Corporation, and SOCKET MOBILE, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.                  ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this EXIM Agreement will be construed following GAAP Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation” in this or any Loan Document. This EXIM Agreement shall be construed to impart upon Bank a duty to act reasonably at all times.

2.                  LOAN AND TERMS OF PAYMENT

2.1              Promise to Pay.

Borrower will pay Bank the unpaid principal amount of all EXIM Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this EXIM Agreement.

2.1.1        EXIM Advances.

(a)                Availability. Subject to the terms of this EXIM Agreement, Borrower may request that Bank finance specific EXIM Eligible Foreign Accounts. Bank may, in its sole discretion in each instance, finance such EXIM Eligible Foreign Accounts by extending credit to Borrower in an amount equal to the result of the Foreign Advance Rate multiplied by the face amount of the EXIM Eligible Foreign Account (the “EXIM Advance”). Bank may, in its sole discretion, change the percentage of the Foreign Advance Rate for a particular EXIM Eligible Foreign Account on a case by case basis. When Bank makes an EXIM Advance, the EXIM Eligible Foreign Account becomes an “EXIM Financed Receivable.”

(b)               Maximum Credit Extensions. The aggregate outstanding amount of all EXIM Advances at any time may not exceed the EXIM Facility Amount.

(c)                Borrowing Procedure. Borrower will deliver an Invoice Transmittal and submit purchase orders and Export Orders for each EXIM Eligible Foreign Account it offers. Bank may rely on information set forth in or provided with the Invoice Transmittal. Bank may make Credit Extensions under this EXIM Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss suffered by Bank from that reliance.

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(d)               Maturity. This EXIM Agreement shall terminate and all EXIM Advances outstanding hereunder shall be immediately due and payable in full on the Maturity Date.

(e)                Credit Quality; Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(f)                 Account Notification/Collection. Bank may notify any person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account.

(g)                Bank’s Discretion. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by Borrower or Bank at any time, and Bank is not obligated to finance any EXIM Eligible Foreign Accounts. Bank and Borrower hereby acknowledge and agree that Bank’s agreement to finance EXIM Eligible Foreign Accounts hereunder is discretionary in each instance. Accordingly, there shall not be any recourse to Bank, nor liability of Bank, on account of any delay in Bank’s making of, and/or any decline by Bank to make, any loan or advance requested hereunder. If this EXIM Agreement is terminated by Bank or Borrower for any reason, Borrower shall pay to Bank the Early Termination Fee set forth in the Domestic Loan Agreement.

2.2              Overadvances.

If Borrower’s Obligations under Section 2.1.1 exceed the EXIM Facility Amount, Borrower must immediately pay Bank the excess.

2.3              Collections, Finance Charges, Payments.

(a)                Collections. Collections will be credited to the EXIM Financed Receivable Balance for such EXIM Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both an EXIM Financed Receivable and a non-EXIM Financed Receivable, the funds will first be applied to the EXIM Financed Receivable and, if there is no Event of Default then existing, the excess will be applied pursuant to the Domestic Loan Agreement.

(b)               Finance Charges. All Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections. Borrower will pay a finance charge (the “Finance Charge”) on each EXIM Financed Receivable which is equal to the Applicable Rate divided by three hundred sixty (360) multiplied by the number of days each such EXIM Financed Receivable is outstanding multiplied by the outstanding EXIM Financed Receivable Balance. The Finance Charge is payable when the EXIM Advance made based on such EXIM Financed Receivable is payable in accordance with Section 2.3(g) hereof.

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(c)                Collateral Handling Fee. Borrower will pay to Bank a collateral handling fee equal to one quarter of one percent (0.25%) per Reconciliation Period of the EXIM Financed Receivable Balance for each EXIM Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”); provided, however, for any Subject Month (as of the first calendar day of such Reconciliation Period), to the extent that Borrower maintained an Adjusted Quick Ratio of at least 1.25 to 1.0 at all times during the applicable Testing Month, Borrower shall not be required to pay any Collateral Handling Fee. The Collateral Handling Fee is charged on a daily basis and is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such EXIM Financed Receivable is outstanding, multiplied by the outstanding EXIM Financed Receivable Balance. The Collateral Handling Fee is payable when the EXIM Advance made based on such EXIM Financed Receivable is payable in accordance with Section 2.3(g)of this Agreement. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections. After an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.

(d)               Default Rate. After an Event of Default, the Applicable Rate will increase an additional five percent (5.00%) per annum.

(e)                Accounting. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all EXIM Financed Receivables, all Collections, Adjustments, and Finance Charges. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.

(f)                 Deductions. Bank may deduct fees, Finance Charges, Credit Extensions which become due pursuant to Section 2.3, and other amounts due pursuant to this EXIM Agreement from any Credit Extension made or Collections received by Bank.

(g)                Repayment. Borrower will repay each EXIM Advance on the earliest of: (a) the date on which payment is received of the EXIM Financed Receivable with respect to which the EXIM Advance was made, (b) the date on which the EXIM Financed Receivable is no longer an EXIM Eligible Foreign Account, (c) the date on which any Adjustment is asserted to the EXIM Financed Receivable (but only to the extent of the Adjustment if the EXIM Financed Receivable remains otherwise an EXIM Eligible Foreign Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5, or (e) the Maturity Date (including any early termination of the Domestic Loan Agreement). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such EXIM Advance and all other amounts then due and payable hereunder.

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(h)                Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5 of the Domestic Loan Agreement, immediately without notice or demand from Bank) repay all of the Credit Extensions. The demand may, at Bank’s option, include the EXIM Advance then outstanding for each EXIM Financed Receivable and all accrued Finance Charges, attorneys’ and professional fees, court costs and expenses, and any other Obligations.

(i)                  Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

(j)                 Adjustments. If at any time during the term of this EXIM Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations, warranties or covenants set forth in Section 5 are no longer true in all material respects, Borrower will promptly advise Bank.

2.4              Fees.

Borrower will pay:

(a)                EXIM Bank Expenses. On the Closing Date, EXIM Bank Expenses incurred through the date hereof.

2.5              Use of Proceeds.

Borrower will use the proceeds of the EXIM Advances only for the purposes specified in the EXIM Borrower Agreement. Borrower will not use the proceeds of the EXIM Advances for any purpose prohibited by the EXIM Borrower Agreement.

2.6              EXIM Guarantee.

To facilitate the financing of EXIM Eligible Foreign Accounts, the EXIM Bank has agreed to guarantee the EXIM Advances made under this EXIM Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “EXIM Guarantee”). If, at any time after the EXIM Guarantee has been entered into by Bank, for any reason other than due to any action or inaction of Borrower under the EXIM Guarantee, (a) the EXIM Guarantee shall cease to be in full force and effect, or (b) if the EXIM Bank declares the EXIM Guarantee void or revokes any obligations thereunder or denies liability thereunder, and any overadvance results from either of the foregoing, Bank shall provide notice of such overadvance to Borrower, and Borrower shall immediately pay the amount of the excess to Bank. If, at any time after the EXIM Guarantee has been entered into by Bank, for any reason other than the one described in the foregoing sentence, (x) the EXIM Guarantee shall cease to be in full force and effect, or (y) the EXIM Bank declares the EXIM Guarantee void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this EXIM Agreement. Nothing in any confidentiality agreement in this EXIM Agreement or in any other agreement shall restrict Bank’s right to make disclosures and provide information to the EXIM Bank in connection with the EXIM Guarantee.

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2.7              EXIM Borrower Agreement.

Borrower shall execute and deliver a Borrower Agreement, in the form specified by the EXIM Bank (attached hereto as Annex A), in favor of Bank and the EXIM Bank, together with an amendment thereto approved by the EXIM Bank to conform certain terms of such Borrower Agreement to the terms of this EXIM Agreement (as amended, the “EXIM Borrower Agreement”). When the EXIM Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, this EXIM Agreement shall be subject to all of the terms and conditions of the EXIM Borrower Agreement, all of which are hereby incorporated herein by this reference. From and after the time Borrower and the EXIM Bank have entered into the EXIM Borrower Agreement and delivered the same to Bank, Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the EXIM Borrower Agreement as though the same were expressly set forth herein. In the event of any conflict between the terms of the EXIM Borrower Agreement (if then in effect) and the other terms of this EXIM Agreement, whichever terms are more restrictive shall apply. Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the EXIM Borrower Agreement. If the EXIM Borrower Agreement is entered into by Borrower and the EXIM Bank and delivered to Bank, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of EXIM Bank. Upon the execution of the Loan Authorization Agreement by EXIM Bank and Bank, it shall become an attachment to the EXIM Borrower Agreement. Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the EXIM Guarantee and the EXIM Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank.

2.8              Power of Attorney.

Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successors and assigns, regardless of whether there has been an Event of Default, to: (a) sell, assign, transfer, pledge, compromise, or discharge all or any part of the EXIM Financed Receivables; (b) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the EXIM Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (c) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (d) notify all Account Debtors to pay Bank directly; (e) receive, open, and dispose of mail addressed to Borrower; (f) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this EXIM Agreement); and (g) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the EXIM Financed Receivables and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank, to protect, preserve, and otherwise enforce Bank’s rights and remedies under the EXIM Loan Documents, as directed by Bank.

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3.                  CONDITIONS OF LOANS

3.1              Conditions Precedent to Initial EXIM Advance.

Bank’s obligation to make the initial EXIM Advance is subject to the condition precedent that it receives the agreements, documents and fees it requires pursuant to Section 3.1 of the Domestic Loan Agreement.

3.2              Conditions Precedent to all Advances.

Bank’s obligations to make each EXIM Advance, including the initial EXIM Advance, is subject to the following:

(a)                timely receipt of any export purchase order relating to the request;

(b)               receipt of an Invoice Transmittal;

(c)                Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(e);

(d)               the representations and warranties in Section 5 must be materially true on the date of the Invoice Transmittal and on the effective date of each EXIM Advance and no Event of Default may have occurred and be continuing, or result from the EXIM Advance. Each EXIM Advance is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true; and

(e)                the EXIM Guarantee will be in full force and effect.

4.                  CREATION OF SECURITY INTEREST

4.1              Grant of Security Interest.

Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a first priority perfected security interest in the Collateral subject only to Permitted Liens. If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this EXIM Agreement, with such writing to be in form and substance satisfactory to Bank.

If this EXIM Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as this EXIM Agreement has been terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

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4.2              Authorization to File.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.                  REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1              Domestic Loan Documents.

The representations and warranties contained in the Domestic Loan Documents, which are incorporated into this EXIM Agreement, are true and correct.

5.2              Accounts Receivable.

(a)                For each Account with respect to which EXIM Advances are requested, on the date each EXIM Advance is requested and made, such Account shall meet the Minimum EXIM Foreign Eligibility Requirements, as the case may be, set forth in Section 13.1 below.

(b)               All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an EXIM Eligible Foreign Account. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

6.                  AFFIRMATIVE COVENANTS

Borrower will do all of the following:

6.1              Domestic Loan Documents.

Borrower will comply with all the provisions of the Domestic Loan Documents.

6.2              EXIM Insurance.

If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by EXIM Bank insuring against comprehensive commercial and political risk (the “EXIM Bank Policy”). The insurance proceeds from the EXIM Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this EXIM Agreement. Borrower will immediately notify Bank and EXIM Bank in writing upon submission of any claim under the EXIM Bank Policy. Then Bank will not be obligated to make any further Credit Extensions to Borrower without prior approval from EXIM Bank.

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6.3              Borrower Agreement.

Borrower will comply with all terms of the EXIM Borrower Agreement. If any provision of the EXIM Borrower Agreement conflicts with any provision contained in this EXIM Agreement, the more strict provision, with respect to the Borrower, will control.

6.4              Terms of Sale.

Borrowers will, if required by EXIM Bank or Bank, cause all sales of products on which the Credit Extensions are based to be (i) supported by one or more irrevocable letters of credit in an amount and of matter, naming a beneficiary and issued by a financial institution acceptable to Bank and negotiated by Bank, or (ii) for any Account which satisfies all of the requirements to constitute an EXIM Eligible Foreign Account, but where the Accounts from the Buyer exceed twenty-five percent (25%) of all Accounts, to obtain written preapproval from Bank and EXIM Bank.

6.5              Reporting Requirements.

Borrower shall deliver all reports, certificates and other documents to Bank as provided in the EXIM Borrower Agreement, including, without limitation, purchase orders and any other information that Bank and EXIM Bank may reasonably request. In addition, Borrower shall comply with the reporting requirements set forth in the Domestic Loan Documents.

6.6              Further Assurances.

Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this EXIM Agreement.

7.                  NEGATIVE COVENANTS

Borrower will not do any of the following:

7.1              Domestic Loan Documents.

Violate or fail to comply with the Domestic Loan Documents.

7.2              EXIM Borrower Agreement.

Violate or fail to comply with any provision of the EXIM Borrower Agreement.

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7.3              EXIM Agreement.

Take an action, or permit any action to be taken, that causes, or could be expected to cause, the EXIM Guarantee to not be in full force and effect.

8.                  EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1              Payment Default.

If Borrower fails to pay any of the Obligations when due.

8.2              Covenant Default.

If Borrower violates any covenant in this EXIM Agreement or in any of the Domestic Loan Documents or the EXIM Borrower Agreement or an Event of Default occurs under this EXIM Agreement or the Domestic Loan Documents.

8.3              EXIM Guarantee.

If the EXIM Guarantee ceases for any reason to be in full force and effect, or if the EXIM Bank declares the EXIM Guarantee void or revokes any obligations under the EXIM Guarantee.

9.                  BANK’S RIGHTS AND REMEDIES

9.1              Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of the Domestic Loan Agreement occurs all Obligations are immediately due and payable without any action by Bank);

(b)               Stop advancing money or extending credit for Borrower’s benefit under this EXIM Agreement or under any other agreement between Borrower and Bank;

(c)                Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable;

(d)               Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

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(e)                Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and

(g)                Dispose of the Collateral according to the Code.

9.2              Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit.

9.3              Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.5 of the Domestic Loan Agreement, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are EXIM Bank Expenses and immediately due and payable, bearing interest at the then Applicable Rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4              Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5              Remedies Cumulative.

Bank’s rights and remedies under this EXIM Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.6              Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

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9.7              EXIM Direction.

Upon the occurrence of an Event of Default, EXIM Bank shall have right to (i) direct Bank to exercise the remedies specified in Section 9.1 and (ii) request that Bank accelerate the maturity of any other loans to Borrower.

9.8              EXIM Notification.

Bank has the right to immediately notify EXIM Bank in writing if it has knowledge of any of the following events: (1) any failure to pay any amount due under this EXIM Agreement; (2) any failure to pay when due any amount payable to Bank under any Obligations owing by Borrower to Bank; (3 the filing of an action for debtor’s relief by, against or on behalf of Borrower; (4 any threatened or pending material litigation against Borrower, or any dispute involving Borrower.

If Bank sends a notice to EXIM Bank, Bank has the right to send EXIM Bank a written report on the status of events covered by the notice every thirty (30) days after the date of the original notification, until Bank files a claim with EXIM Bank or the defaults have been cured (but no EXIM Advances may be required during the cure period unless EXIM Bank gives its written approval). If directed by EXIM Bank, Bank will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amount outstandings under the EXIM Loan Documents.

10.              NOTICES

All notices or demands by any party about this EXIM Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile in accordance with the Domestic Loan Agreement.

11.              CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this EXIM Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this EXIM Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

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TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS EXIM AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS EXIM AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.              GENERAL PROVISIONS

12.1          Successors and Assigns.

This EXIM Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this EXIM Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this EXIM Agreement.

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12.2          Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or EXIM Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3          Time of Essence.

Time is of the essence for the performance of all obligations in this EXIM Agreement.

12.4          Severability of Provision.

Each provision of this EXIM Agreement is severable from every other provision in determining the enforceability of any provision.

12.5          Amendments in Writing, Integration.

All amendments to this EXIM Agreement must be in writing. This EXIM Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this EXIM Agreement merge into this EXIM Agreement and the Loan Documents.

12.6          Counterparts.

This EXIM Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7          Survival.

All covenants, representations and warranties made in this EXIM Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

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12.8          Confidentiality.

In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, [Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision] [that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section]); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this EXIM Agreement.

12.9          EXIM Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts.

This EXIM Agreement, the Domestic Loan Agreement and the EXIM Borrower Agreement shall continue in full force and effect, and all rights and remedies under this EXIM Agreement, the Domestic Loan Agreement and the EXIM Borrower Agreement are cumulative. Without limiting the generality of the foregoing, all “Collateral” as defined in this EXIM Agreement, the Domestic Loan Agreement and as defined in the EXIM Borrower Agreement shall secure all EXIM Advances and all interest thereon, and all other Obligations. Any Event of Default under this EXIM Agreement shall also constitute an Event of Default under the EXIM Borrower Agreement and the Domestic Loan Agreement; any Event of Default under the Domestic Loan Agreement shall also constitute an Event of Default under the EXIM Borrower Agreement and this EXIM Agreement; and any Event of Default under the EXIM Borrower Agreement shall also constitute an Event of Default under this EXIM Agreement and the Domestic Loan Agreement. In the event Bank assigns its rights under this EXIM Agreement, the Domestic Loan Agreement, or the EXIM Borrower Agreement and/or under any note evidencing EXIM Advances, to any third party, including, without limitation, the EXIM Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the EXIM Borrower Agreement, the Domestic Loan Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower. Should any term of this EXIM Agreement conflict with any term of the Domestic Loan Agreement or the EXIM Borrower Agreement, the more restrictive term in such agreements shall govern Borrower.

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13.              DEFINITIONS

13.1          Definitions.

Except as otherwise defined, terms that are capitalized in this EXIM Agreement will have the same meaning assigned in the Domestic Loan Documents. In this EXIM Agreement:

“Account Debtor” is as defined in the Uniform Commercial Code and shall include, without limitation, any person liable on any EXIM Financed Receivable, such as, a guarantor of the EXIM Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any EXIM Financed Receivable.

“Applicable Rate” is defined in the Domestic Loan Agreement.

Buyer” shall mean a Person that has entered into one or more Export Orders with Borrower or is an obligor on an Account.

“Closing Date” is the date Bank executes this EXIM Agreement as indicated on the signature page hereof.

“Collateral” is the property described on Exhibit A.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for EXIM Financed Receivables.

“Country Limitation Schedule” shall mean the schedule published from time to time by EXIM Bank and provided to Borrower by Bank which sets forth on a country by country basis whether and under what conditions EXIM Bank will provide coverage for the financing of export transactions to countries listed therein.

“Credit Extension” is any EXIM Advance, or any other extension of credit by Bank for Borrower’s benefit under this EXIM Agreement.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Domestic Loan Agreement” means that certain Loan and Security Agreement of even date herewith between Borrower and Bank, as amended, modified or restated from time to time.

“Domestic Loan Documents” the Domestic Loan Agreement, any note or notes executed by Borrower or any other agreement entered into in connection with the Domestic Loan Agreement, between Borrower and Bank.

“EXIM Advance” or “EXIM Advances” is defined in Section 2.1.1.

“EXIM Bank” is the Export-Import Bank of the United States.

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“EXIM Bank Expenses” are all audit fees and expenses; reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the EXIM Loan Documents (including appeals or Insolvency Proceedings) and the fees that the Bank pays to the EXIM Bank in consideration of the issuance of the EXIM Guarantee.

“EXIM Borrower Agreement” is defined in Section 2.7.

“EXIM Eligible Foreign Accounts” means Accounts arising in the ordinary course of Borrower’s business from Non-U.S. Account Debtors and that meet all Borrower’s representations and warranties in Section 5.2 and conform in all respects to the EXIM Borrower Agreement, and either (a) are guaranteed by EXIM Bank, less any deductible; (b) are supported by letter(s) of credit acceptable to Bank; (c) are owing from an Account Debtor whose principal place of business is located in Canada (provided that Bank has perfected its security interest in such Account to Bank’s satisfaction), or (d) that Bank approves in writing. The following are the minimum requirements (the “Minimum EXIM Foreign Eligibility Requirements”) for an Account to be an EXIM Eligible Foreign Account. EXIM Eligible Foreign Accounts exclude any Account:

(a)                that does not arise from the sale of Items in the ordinary course of the Borrower’s business;

(b)               that is not subject to a valid, perfected, and enforceable first priority security interest in favor of Bank;

(c)                as to which any covenant, representation or warranty contained in the Loan Documents relating to such Receivable has been breached;

(d)               that is not owned by the Borrower or is subject to any right, claim, or interest of another party other than the Lien in favor of Bank;

(e)                with respect to which an invoice has not been sent;

(f)                 generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by EXIM Bank;

(g)                that is due and payable from a military Buyer, subject to exceptions approved in writing by EXIM Bank;

(h)                that is due and payable from a foreign Buyer located in a country with which EXIM Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule. (Note: If the Borrower has knowledge that an export to a country in which EXIM Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which EXIM Bank is legally prohibited from doing business, the corresponding receivables (or a pro-rata portion thereof) are not eligible for inclusion in the Export-Related Borrowing Base.);

(i)                  that does not comply with the requirements of the Country Limitation Schedule;

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(j)                 that by its original terms is due and payable more than one-hundred-eighty (180) days from the date of invoice;

(k)               that is not paid within sixty (60) calendar days from its original due date unless insured through EXIM Bank (or other acceptable) export credit insurance for comprehensive commercial and political risk, in which case ninety (90) calendar days shall apply;

(l)                  of a Buyer for whom fifty percent (50%) or more of the Accounts of such Buyer do not satisfy the requirements of subclauses (j) and (k) above;

(m)              that arises from a sale of goods to or performance of services for an employee, stockholder, or subsidiary of the Borrower, intra-company receivables or any receivable from a stockholder, any person or entity with a controlling interest in the Borrower or which shares common controlling ownership with the Borrower;

(n)                that is backed by a letter of credit where the Items covered by the subject letter of credit have not yet been shipped, or where the covered services have not yet provided;

(o)               that Bank or EXIM Bank, in its reasonable judgment, deem uncollectible or unacceptable; this category includes, but is not limited to, finance charges or late charges imposed on the foreign buyer by the Borrower as a result of the foreign buyer’s past due status;

(p)               that is denominated in non-U.S. currency, unless pre-approved in writing by EXIM Bank;

(q)               that does not comply with the terms of sale as set forth by EXIM Bank;

(r)                 that is due and payable from a Buyer who becomes unable to pay its debts or whose ability to pay its debts becomes questionable;

(s)                that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or is evidenced by chattel paper;

(t)                 for which the Items giving rise to such Accounts have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts do not otherwise represent a final sale;

(u)                that is subject to any offset, deduction, defense, dispute, or counterclaim, or the Buyer is also a creditor or supplier of the Borrower, or the Account is contingent in any respect or for any reason;

(v)                for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;

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(w)              for which any of the Items giving rise to such Account Receivable have been returned, rejected, or repossessed;

(x)                that arises from the sale of Items that do not meet fifty percent (50%) U.S. Content requirements;

(y)                that is deemed to be ineligible by EXIM Bank.

Bank reserves the right at any time after the Closing Date to adjust the Minimum EXIM Foreign Eligibility Requirements in its good faith business judgment and establish new criteria to determine the foregoing.

“EXIM Facility Amount” is One Million Dollars ($1,000,000).

“EXIM Financed Receivable” is defined in Section 2.1.1(a)

.

“EXIM Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any EXIM Financed Receivable.

“EXIM Guarantee” is that certain Master Guarantee Agreement or other agreement, as amended from time to time, the terms of which are incorporated into this EXIM Agreement.

“EXIM Loan Documents” means that certain Export-Import Bank Loan and Security Agreement (“EXIM Loan Agreement”), any note or notes executed by Borrower or any other agreement entered into in connection with this EXIM Loan Agreement, pursuant to which EXIM Bank guarantees Borrower’s obligations under this EXIM Agreement.

“Export Order” is a written export order or contract for the purchase by the buyer from the Borrower of any finished goods or services which are intended for export.

“Facility Amount” is defined in the Domestic Loan Agreement.

“Foreign Advance Rate” means (i) up to ninety percent (90%) of EXIM Eligible Foreign Accounts (other than Unhedged EXIM Eligible Foreign Accounts or Distributor Accounts) which are invoiced in U.S. Dollars or foreign currencies hedged to the satisfaction of Bank, or (ii) up to seventy percent (70%) of Unhedged EXIM Eligible Foreign Accounts and Distributor Accounts, net of any offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.1.1. Deferred Revenue may be offset at the discretion of Bank.

“Invoice Transmittal” shows EXIM Eligible Foreign Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“Loan Documents” are, collectively, this EXIM Agreement, the Domestic Loan Documents, any note, or notes or guaranties executed by Borrower in connection with this EXIM Agreement or the Domestic Loan Documents, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this EXIM Agreement or the Domestic Loan Documents, all as amended, extended or restated.

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“Maturity Date” is defined in the Domestic Loan Agreement.

“Minimum Foreign Eligibility Requirements” is defined in the term “Eligible Foreign Accounts.”

“Obligations” are debts, principal, interest, EXIM Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit and exchange contracts and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank and the Obligations of Borrower under the Domestic Loan Documents.

“Reconciliation Period” is each calendar month.

“Unhedged EXIM Eligible Foreign Account” means EXIM Eligible Foreign Accounts with regard to which the applicable invoice is denominated in unhedged foreign currencies.

“U.S. Content” means, with respect to any item, all the costs, including labor, materials, services and overhead, but not markup or profit margin, which are of U.S. origin or manufacture, and which are incorporated into an Item in the United States.

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IN WITNESS WHEREOF, the parties hereto have caused this EXIM Agreement to be executed as of the Closing Date.

BORROWER:

SOCKET MOBILE, INC.

By: /s/ David W. Dunlap

Title: CFO

BANK:

SILICON VALLEY BANK

By: /s/ Aman Johal

Title: Relationship Manager

Closing Date: October 12, 2011

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles) accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

ANNEX A

Borrower Agreement